EXHIBIT 5.1

November 21, 2013

Vertex Energy, Inc.
1331 Gemini Street, Suite 250
Houston, Texas 77058

Re:           Sale of 3,392,800 Shares of Common Stock of Vertex Energy, Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Vertex Energy, Inc., a Nevada corporation (the “Company”), pursuant to that certain Underwriting Agreement dated November 20, 2013 (the “Underwriting Agreement”), by and among the Company and Craig-Hallum Capital Group LLC (the “Underwriter”), of up to an aggregate of 3,392,800 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (including up to 442,539 shares that may be sold pursuant to the exercise of an over-allotment option), pursuant to the Registration Statement on Form S-3 (File No. 333-189107) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on June 5, 2013 and declared effective by the Commission on July 10, 2013, the related prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Articles of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”), (b) the Bylaws of the Company, as amended to date (the “Bylaws”), (c) the Registration Statement and all exhibits thereto, (d) the minutes and records of the corporate proceedings of the Company with respect to the filing of the Registration Statement and the sale of the Shares, including, but not limited to (i) the unanimous written consent of the Board of Directors (the “Board”), dated May 24, 2013, approving the filing of the Registration Statement and other related matters; (ii) the unanimous written consent of the Board, dated November 11, 2013, appointing a pricing committee of the Board (the “Pricing Committee”) and other related matters, and (iii) the minutes of the Pricing Committee of the Board, dated November 20, 2013, approving the pricing and sale of the Shares and related matters; and (e) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the due authorization, execution and delivery of all documents by parties other than the Company; (vii) the obligations of parties other than the Company to the Underwriting Agreement being valid, binding and enforceable; (viii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; (ix) the legal capacity of all natural persons; (x) the Registration Statement and any subsequent amendments (including additional post-effective amendments), will remain effective, shall not have been terminated or rescinded and will comply with all applicable laws (including, but not limited to Section 10(a)(3) of the Act) at all times that the Shares are offered and sold; and (xi) that all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and Prospectus.

As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company and the Underwriter contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company or the Underwriter, including the Registration Statement and Underwriting Agreement.

The Loev Law Firm, PC
November 21, 2013

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.  We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. We have made such examination of Nevada law as we have deemed relevant for purposes of this opinion.   We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision.  We express no opinion as to the enforceability of the Underwriting Agreement.

Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered to the Underwriter pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely, /s/ The Loev Law Firm, PC The Loev Law Firm, PC